Exhibit 99

NEWS RELEASE

HELMERICH & PAYNE, INC. / 1437 SOUTH BOULDER AVENUE / TULSA, OKLAHOMA

January 31, 2012

HELMERICH & PAYNE, INC. ANNOUNCES FIRST QUARTER RESULTS

Helmerich & Payne, Inc. reported income from continuing operations of $144,297,000 ($1.32 per diluted share) from operating revenues of $732,588,000 for the first quarter of fiscal 2012, compared to income from continuing operations of $104,365,000 ($0.96 per diluted share) from operating revenues of $594,642,000 during the first fiscal quarter of 2011, and income from continuing operations of $121,514,000 ($1.11 per diluted share) from operating revenues of $700,751,000 during the fourth fiscal quarter of 2011.  Included in income from continuing operations for the first fiscal quarters of 2012 and 2011, and for the fourth fiscal quarter of 2011, is non-operating income (after-tax) related to the sale of used drilling assets of $0.03, $0.02 and $0.02 per diluted share, respectively.  Net income for the first quarter of fiscal 2012 was $144,286,000 ($1.32 per diluted share), compared to net income of $104,150,000 ($0.96 per diluted share) during the first fiscal quarter of 2011, and net income of $121,420,000 ($1.11 per diluted share) during the fourth fiscal quarter of 2011.

President and CEO Hans Helmerich commented, “We are pleased to announce strong first quarter results including an all-time record level of income from continuing operations.  We also reached best ever levels for revenue and rig activity during this recent quarter.  While we expect some moderation in this record breaking pace in the upcoming March quarter, we are gratified for the strong start for our 2012 fiscal year.  Even with the uncertainty surrounding slumping natural gas prices and the anticipated softening in dry gas directed drilling in the U.S., we remain upbeat that our business model of providing premium drilling services will continue to prosper in 2012.”

Segment operating income for U.S. land operations was $224,706,000 for the first fiscal quarter of 2012, compared with $158,361,000 for last year’s first fiscal quarter and $192,133,000 for last year’s fourth fiscal quarter.  The sequential increase in segment operating income was attributable to increases in activity and pricing, along with a decline in expenses.  The Company’s quarterly revenue days for the segment increased sequentially by approximately five percent to 20,968 revenue days during the first fiscal quarter of 2012.  The corresponding average rig revenue per day also increased sequentially by $312 to $26,861 during the first fiscal quarter of 2012.  Average rig expense per day declined by $643, generating a sequential increase of $955 in average rig margin per day to $14,569 during this year’s first fiscal quarter. Rig utilization for the Company’s U.S. land segment was 91% for this year’s first quarter, compared with 84% for last year’s first fiscal quarter and 87% for last year’s fourth fiscal quarter.  At December 31, 2011, the Company’s U.S. land segment had 234 contracted rigs (including 150 under term contracts) and 21 idle rigs.

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News Release

January 31, 2012

The Company also announced today that it has entered into agreements with two exploration and production companies to build and operate three additional FlexRigs in the U.S.  These three rigs will be built under multi-year term contracts and are expected to generate attractive economic returns for the Company.  Including the new builds announced today, 40 contracted FlexRigs remain under construction and are currently being completed at the rate of approximately four per month.  Once these rigs are completed, the Company’s global fleet is expected to include 287 FlexRigs.

Segment operating income for the Company’s offshore operations was $12,204,000 for the first fiscal quarter of 2012, compared with $9,000,000 for last year’s first fiscal quarter and $11,871,000 for last year’s fourth fiscal quarter.  The sequential increase in operating income was attributable to a higher average rig margin per day during the first fiscal quarter.  Rig utilization in the segment was reported at 84% for the first fiscal quarter of 2012, as compared to 85% for the immediately preceding quarter.

The Company’s international land operations reported segment operating income of $7,939,000 for this year’s first fiscal quarter, compared with $14,367,000 for last year’s first fiscal quarter and $3,525,000 for the fourth fiscal quarter of 2011.  The decline in segment operating income as compared to last year’s first fiscal quarter was mostly attributable to early termination revenue earned in Mexico during that quarter.  The number of revenue days for the first quarter of 2012 increased by approximately six percent as compared to the fourth quarter.  The average rig margin per day for the first quarter also increased sequentially, from $7,690 per day during the fourth quarter of fiscal 2011 to $9,015 per day during the first quarter of fiscal 2012.

Helmerich & Payne, Inc. is primarily a contract drilling company. As of January 31, 2012, the Company’s existing fleet included 259 land rigs in the U.S., 26 international land rigs and nine offshore platform rigs. In addition, the Company is scheduled to complete another 40 new H&P-designed and operated FlexRigs under long-term contracts with customers. Upon completion of these commitments, the Company’s global fleet is expected to have a total of 325 land rigs, including 287 FlexRigs.

Helmerich & Payne, Inc.’s conference call/webcast is scheduled to begin this morning at 11:00 a.m. ET (10:00 a.m. CT) and can be accessed at http://www.hpinc.com under Investors.  If you are unable to participate during the live webcast, the call will be archived on H&P’s website indicated above.

This release includes “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and such statements are based on current expectations and assumptions that are subject to risks and uncertainties. All statements other than statements of historical facts included in this release, including, without limitation, statements regarding the registrant’s future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion & Analysis of Results of Operations and Financial Condition” sections of the Company’s SEC filings, including but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements. We undertake no duty to update or revise our forward-

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January 31, 2012

looking statements based on changes in internal estimates, expectations or otherwise, except as required by law.

*FlexRig® is a registered trademark of Helmerich & Payne, Inc.

Contact:

Investor Relations

investor.relations@hpinc.com

(918) 588-5207

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News Release

January 31, 2012

HELMERICH & PAYNE, INC.

Unaudited

(in thousands, except per share data)

	Three Months Ended
CONSOLIDATED STATEMENTS OF	September 30	December 31
INCOME	2011	2011	2010

Operating Revenues:
Drilling — U.S. Land	$588,859	$617,779	$476,818
Drilling — Offshore	51,395	50,792	44,867
Drilling — International Land	57,160	60,735	68,954
Other	3,337	3,282	4,003
	700,751	732,588	594,642

Operating costs and expenses:
Operating costs, excluding depreciation	396,931	391,032	330,046
Depreciation	87,018	86,288	73,180
General and administrative	23,086	26,163	19,889
Research and development	4,255	3,249	3,470
Income from asset sales	(3,641)	(4,683)	(2,669)
	507,649	502,049	423,916

Operating income	193,102	230,539	170,726

Other income (expense):
Interest and dividend income	378	336	314
Interest expense	(4,170)	(2,461)	(4,451)
Other	(1,161)	21	166
	(4,953)	(2,104)	(3,971)

Income from continuing operations before income taxes	188,149	228,435	166,755
Income tax provision	66,635	84,138	62,390
Income from continuing operations	121,514	144,297	104,365

Loss from discontinued operations, before income taxes	(94)	(11)	(215)
Income tax provision	—	—	—
Loss from discontinued operations	(94)	(11)	(215)

NET INCOME	$121,420	$144,286	$104,150

Basic earnings per common share:
Income from continuing operations	$1.13	$1.34	$0.98
Loss from discontinued operations	$—	$—	$—

Net income	$1.13	$1.34	$0.98

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News Release

January 31, 2012

HELMERICH & PAYNE, INC.

Unaudited

(in thousands, except per share data)

	Three Months Ended
CONSOLIDATED STATEMENTS OF	September 30	December 31
INCOME	2011	2011	2010

Diluted earnings per common share:
Income from continuing operations	$1.11	$1.32	$0.96
Loss from discontinued operations	$—	$—	$—

Net income	$1.11	$1.32	$0.96

Weighted average shares outstanding:
Basic	107,066	107,186	106,031
Diluted	108,782	108,788	107,852

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News Release

January 31, 2012

HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

CONSOLIDATED CONDENSED BALANCE SHEETS	December 31 2011	September 30 2011

ASSETS
Cash and cash equivalents	$347,859	$364,246
Other current assets	647,792	584,538
Current assets of discontinued operations	7,777	7,529
Total current assets	1,003,428	956,313
Investments	399,995	347,924
Net property, plant, and equipment	3,832,001	3,677,070
Other assets	22,463	22,584
TOTAL ASSETS	$5,257,887	$5,003,891

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$423,678	$411,750
Current liabilities of discontinued operations	5,171	4,979
Total current liabilities	428,849	416,729
Non-current liabilities	1,145,624	1,079,565
Non-current liabilities of discontinued operations	2,606	2,550
Long-term notes payable	235,000	235,000
Total shareholders’ equity	3,445,808	3,270,047

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,257,887	$5,003,891

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News Release

January 31, 2012

HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

	Three Months Ended
	December 31
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS	2011	2010

OPERATING ACTIVITIES:
Net income	$144,286	$104,150
Adjustment for loss from discontinued operations	11	215
Income from continuing operations	144,297	104,365
Depreciation	86,288	73,180
Changes in assets and liabilities	6,823	60,807
Gain on sale of assets	(4,683)	(2,669)
Other	3,924	3,187
Net cash provided by operating activities from continuing operations	236,649	238,870
Net cash used in operating activities from discontinued operations	(11)	(215)
Net cash provided by operating activities	236,638	238,655

INVESTING ACTIVITIES:
Capital expenditures	(256,943)	(116,224)
Proceeds from sale of assets	10,155	3,028
Acquisition of TerraVici Drilling Solutions	—	(4,000)
Net cash used in investing activities	(246,788)	(117,196)

FINANCING ACTIVITIES:
Dividends paid	(7,522)	(6,376)
Exercise of stock options	373	2,988
Tax withholdings related to net share settlements of restricted stock	(1,514)	—
Net proceeds from (payments for) short-term and long-term debt	—	(10,000)
Excess tax benefit from stock-based compensation	2,426	2,733
Net cash used in financing activities	(6,237)	(10,655)

Net increase (decrease) in cash and cash equivalents	(16,387)	110,804
Cash and cash equivalents, beginning of period	364,246	63,020
Cash and cash equivalents, end of period	$347,859	$173,824

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News Release

January 31, 2012

	Three Months Ended
	September 30	December 31
SEGMENT REPORTING	2011	2011	2010
	(in thousands, except days and per day amounts)
U.S. LAND OPERATIONS
Revenues	$588,859	$617,779	$476,818
Direct operating expenses	317,317	312,306	252,238
General and administrative expense	6,493	7,298	5,855
Depreciation	72,916	73,469	60,364
Segment operating income	$192,133	$224,706	$158,361

Revenue days	19,947	20,968	17,249
Average rig revenue per day	$26,549	$26,861	$24,952
Average rig expense per day	$12,935	$12,292	$11,932
Average rig margin per day	$13,614	$14,569	$13,020
Rig utilization	87%	91%	84%

OFFSHORE OPERATIONS
Revenues	$51,395	$50,792	$44,867
Direct operating expenses	33,841	33,201	30,927
General and administrative expense	1,579	1,732	1,410
Depreciation	4,104	3,655	3,530
Segment operating income	$11,871	$12,204	$9,000

Revenue days	701	697	587
Average rig revenue per day	$54,176	$53,644	$45,350
Average rig expense per day	$32,393	$31,473	$27,285
Average rig margin per day	$21,783	$22,171	$18,065
Rig utilization	85%	84%	71%

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January 31, 2012

	Three Months Ended
	September 30	December 31
SEGMENT REPORTING	2011	2011	2010
	(in thousands, except days and per day amounts)
INTERNATIONAL LAND OPERATIONS
Revenues	$57,160	$60,735	$68,954
Direct operating expenses	45,269	45,164	46,535
General and administrative expense	759	778	868
Depreciation	7,607	6,854	7,184
Segment operating income (loss)	$3,525	$7,939	$14,367

Revenue days	1,625	1,729	1,923
Average rig revenue per day	$30,001	$31,072	$33,789
Average rig expense per day	$22,311	$22,057	$22,164
Average rig margin per day	$7,690	$9,015	$11,625
Rig utilization	74%	78%	76%

Operating statistics exclude the effects of offshore platform management contracts, gains and losses from translation of foreign currency transactions, and do not include reimbursements of “out-of-pocket” expenses in revenue per day, expense per day and margin calculations.

Reimbursed amounts were as follows:

U.S. Land Operations	$59,295	$54,562	$46,419
Offshore Operations	$5,487	$5,798	$7,283
International Land Operations	$8,409	$7,012	$3,979

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January 31, 2012

Segment operating income for all segments is a non-GAAP financial measure of the Company’s performance, as it excludes general and administrative expenses, corporate depreciation, income from asset sales and other corporate income and expense.  The Company considers segment operating income to be an important supplemental measure of operating performance for presenting trends in the Company’s core businesses.  This measure is used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods.  The Company believes that segment operating income is useful to investors because it provides a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers.  Additionally, it highlights operating trends and aids analytical comparisons.  However, segment operating income has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

The following table reconciles operating income per the information above to income from continuing operations before income taxes as reported on the Consolidated Statements of Income (in thousands).

	Three Months Ended
	September 30	December 31
	2011	2011	2010
Operating income
U.S. Land	$192,133	$224,706	$158,361
Offshore	11,871	12,204	9,000
International Land	3,525	7,939	14,367
Other	(2,638)	(1,788)	(1,151)
Segment operating income	$204,891	$243,061	$180,577
Corporate general and administrative	(14,255)	(16,355)	(11,756)
Other depreciation	(1,676)	(1,556)	(1,381)
Inter-segment elimination	501	706	617
Income from asset sales	3,641	4,683	2,669
Operating income	$193,102	$230,539	$170,726

Other income (expense):
Interest and dividend income	378	336	314
Interest expense	(4,170)	(2,461)	(4,451)
Gain on sale of investment securities	—	—	—
Other	(1,161)	21	166
Total other income (expense)	(4,953)	(2,104)	(3,971)

Income from continuing operations before income taxes	$188,149	$228,435	$166,755

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